UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 11, 2007

MOBILITY ELECTRONICS, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-30907	86-0843914
(Commission File Number)	(IRS Employer Identification No.)

17800 N. Perimeter Dr., Suite 200, Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)
(480) 596-0061
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     (e) On April 11, 2007, the Compensation and Human Resources Committee of the Board of Directors (the “Committee”) of Mobility Electronics, Inc. (“Mobility”) authorized, approved and adopted modifications to the 2007 compensation arrangement for Jonathan Downer, Mobility’s Senior Vice President, Worldwide Sales and Distribution. As a result of the modifications, Mr. Downer will be granted up to an additional 65,000 restricted stock units (“RSUs”) pursuant to Mobility’s Omnibus Long-Term Incentive Plan if Mobility achieves certain objectives set forth and determined by the Committee. If earned, the RSUs will vest twenty-five percent (25%) per year over four (4) years immediately upon the anniversary of each individual RSU grant date.
     The specific terms of the RSU grants will be set forth in a restricted stock unit award agreement (the “RSU Agreement”). A copy of the form of RSU Agreement has previously been filed with the Commission. The above description of the RSUs is not complete and is subject to the terms of the RSU Agreement set forth on the Exhibit.
Item 9.01. Financial Statements and Exhibits
  (d) Exhibits.

Exhibit No.	Description
Exhibit 10.1	Form of Mobility Electronics, Inc. Omnibus Long-Term Incentive Plan Restricted Stock Unit Award Agreement (Previously filed as Exhibit 10.1 to Mobility’s Current Report on Form 8-K filed with the Commission on January 5, 2007).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOBILITY ELECTRONICS, INC.
Dated: April 12, 2007	By:	/s/ Charles R. Mollo
		Name:	Charles R. Mollo
		Title:	President and Chief Executive Officer